Exhibit 99.1

PriceSmart Announces Second Quarter Results of Operations

San Diego, CA (April 9, 2008) – PriceSmart, Inc. (NASDAQ: PSMT, www.pricesmart.com) today announced its results of operations for the second quarter of fiscal year 2008 which ended on February 29, 2008.

For the second quarter of fiscal year 2008, net warehouse club sales increased 27.1% to $288.2 million from $226.7 million in the second quarter of fiscal year 2007. Total revenues for the second quarter increased 26.7% to $293.8 million, compared to $231.9 million in the prior year. The Company had 25 warehouse clubs in operation as of February 29, 2008 compared to 23 warehouse clubs in operation as of February 28, 2007.

The Company recorded operating income in the second quarter of $10.7 million compared to operating income of $9.6 million in the second quarter of the prior year. Net income was $9.5 million, or $0.33 per diluted share, in the second quarter of fiscal year 2008 compared to $6.5 million, or $0.22 per diluted share, in the second quarter of fiscal year 2007.

For the first six months of fiscal year 2008, net warehouse club sales increased 25.6% to $533.4 million from $424.8 million in the first six months of fiscal year 2007. Total revenues for the first half of the fiscal year increased 25.3% to $544.3 million from $434.4 million in the same period of the prior year. For the first six months of fiscal year 2008, the Company recorded operating income of $20.9 million and net income of $16.2 million, or $0.56 per share. During the same six month period in fiscal year 2007, the Company recorded operating income of $16.8 million and net income of $10.6 million, or $0.36 per share.

Included in the results for the second quarter and first six months of fiscal year 2008 are pre-tax charges and income tax benefits related to the Company’s settlement of previously announced disputes pursuant to a Settlement Agreement and Release with PSC, S.A. and related entities dated February 8, 2008, net of a $5.5 million reserve established in the fourth quarter of fiscal year 2007. The amount of the reserve was equal to management’s estimate at that time of the potential impact of a global settlement on PriceSmart’s net income. In the second quarter of fiscal year 2008, the Company recorded an additional pre-tax charge of $3.4 million, offset by a benefit to provision for income tax of $1.7 million, resulting in a net reduction in net income in the quarter of $1.7 million. Included in the pre-tax charge of $3.4 million, and not affecting the income tax benefit, is a charge of $2.2 million related specifically to the fair market value of put rights granted by the Company to PSC as part of the overall settlement. The closing price of the Company’s common stock on February 29, 2008 was $24.26. The Settlement Agreement and Release provides that, subject to PSC’s commercially reasonable efforts to sell, during a 60 day period commencing February 8, 2008, 679,500 shares of the Company’s common stock held by PSC at a price at or above $25 per share, the Company and PSC will enter into a Put Agreement covering any of the 679,500 shares that PSC owns at the end of such period. The Put Agreement, in turn, will require PSC to use commercially reasonable efforts to sell the shares subject to the Put Agreement during a period of 60 days from the date of the Put Agreement. At the end of such period, PSC may require the Company to purchase at $25.00 per share any of those shares which may remain unsold at the conclusion of that period. The value of the put rights was initially measured at February 8, 2008 (the date of the settlement) and modified as of February 29, 2008 (the end of the fiscal quarter) based on the closing price of PriceSmart’s common stock on that date using the Black-Scholes method of valuation and applied to 679,500 shares that were subject to the put rights. The Company will continue to employ “mark to market” accounting in valuing the put rights. If PSC is successful in selling all of the subject shares in the open market, or if PSC decides to hold those shares beyond the 120-day period and not exercise its put rights, then the Company will ultimately record no cost associated with the put and realize a $2.2 million gain in the Company’s third and/or fourth quarter of fiscal year 2008, offsetting the charge taken in the current (second) quarter. Conversely, if PSC, having used commercially reasonable efforts to sell its shares of the Company’s common stock at or above a price of $25.00 per share during the 120 day period beginning February 8, 2008, were not able to sell all of the subject shares and elected to exercise its put rights, the Company would realize a charge equal to the difference between the then-market value of the shares and $25.00 applied to all of the unsold shares. This charge could be more or less than the charge already recorded and would result in either a further charge to the Company’s reported third quarter earnings or reversal of some portion of the charge already taken.

As of March 31, 2008, the closing price of PriceSmart common stock was $27.71 and the Company has been informed that 199,789 shares of PriceSmart common stock have been sold by PSC and are no longer subject to the put rights. As a result, the fair market value of the put rights was $1.1 million as of March 31, 2008, or $1.1 million less than the charge recorded in the second quarter.

About PriceSmart

PriceSmart, headquartered in San Diego, owns and operates U.S.-style membership shopping warehouse clubs in Central America and the Caribbean, selling high quality merchandise at low prices to PriceSmart members. PriceSmart now operates 25 warehouse clubs in 11 countries and one U.S. territory (four each in Panama and Costa Rica; three each in Guatemala and Trinidad, two each in Dominican Republic, El Salvador and Honduras; and one each in Aruba, Barbados, Jamaica, Nicaragua and the United States Virgin Islands).

This press release may contain forward-looking statements concerning the Company’s anticipated future revenues and earnings, adequacy of future cash flow and related matters. These forward-looking statements include, but are not limited to, statements containing the words “expect,” “believe,” “will,” “may,” “should,” “project,” “estimate,” “scheduled,” and like expressions, and the negative thereof. These statements are subject to risks and uncertainties that could cause actual results to differ materially, including the following risks: the Company’s financial performance is dependent on international operations which exposes the Company to various risks; any failure by the Company to manage its widely dispersed operations could adversely affect the Company’s business; the Company faces significant competition; the Company faces difficulties in the shipment of and inherent risks in the importation of merchandise to its warehouse clubs; the Company is exposed to weather and other risks associated with international operations; declines in the economies of the countries in which the Company operates its warehouse clubs would harm its business; a few of the Company’s stockholders have control over the Company’s voting stock, which will make it difficult to complete some corporate transactions without their support and may prevent a change in control; the loss of key personnel could harm the Company’s business; the Company is subject to volatility in foreign currency exchange; the Company faces the risk of exposure to product liability claims, a product recall and adverse publicity; a determination that the Company’s long-lived or intangible assets have been impaired could adversely affect the Company’s future results of operations and financial position; and the Company faces increased compliance risks associated with compliance with Section 404 of the Sarbanes-Oxley Act of 2002; as well as the other risks detailed in the Company’s SEC reports, including the Company’s Annual Report on Form 10-K filed pursuant to the Securities Exchange Act of 1934 on November 29, 2007. We assume no obligation and expressly disclaim any duty to update any forward-looking statement to reflect events or circumstances after the date of this presentation or to reflect the occurrence of unanticipated events.

For further information, please contact Robert E. Price, Chief Executive Officer (858) 551-2336; or John M. Heffner, Executive Vice President and Chief Financial Officer (858) 404-8826.

PRICESMART, INC.

CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED - AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

	Three Months Ended		Six Months Ended
	Feb. 29, 2008	Feb. 28, 2007	Feb. 29, 2008	Feb. 28, 2007
Revenues:
Sales:
Net warehouse club	$288,216	$226,722	$533,405	$424,822
Export	340	171	707	266
Membership income	3,975	3,421	7,717	6,662
Other income	1,313	1,543	2,426	2,604

Total revenues	293,844	231,857	544,255	434,354

Operating expenses:
Cost of goods sold:
Net warehouse club	245,333	192,959	453,844	361,457
Export	320	168	669	260
Selling, general and administrative:
Warehouse club operations	26,024	21,749	49,251	42,042
General and administrative	7,870	6,877	15,186	12,845
Preopening expenses	215	23	987	255
Asset impairment and closure costs	14	472	33	663
Provision for settlement of litigation, including changes in fair market value of put agreement	3,386	—	3,386	—

Total operating expenses	283,162	222,248	523,356	417,522

Operating income	10,682	9,609	20,899	16,832
Other income (expense):
Interest income	364	479	774	843
Interest expense	(470)	(90)	(529)	(445)
Other income (expense), net	(37)	(36)	(84)	(22)

Total other income (expense)	(143)	353	161	376

Income from continuing operations before provision for income taxes, loss of unconsolidated affiliate and minority interest	10,539	9,962	21,060	17,208
Provision for income taxes	(890)	(3,219)	(4,605)	(6,192)
Loss of unconsolidated affiliate	—	(99)	—	(183)
Minority interest	(160)	(128)	(290)	(262)

Income from continuing operations	9,489	6,516	16,165	10,571
Income from discontinued operations, net of tax	27	28	45	46

Net income	$9,516	$6,544	$16,210	$10,617

Basic income per share:
Continuing operations	$0.33	$0.23	$0.56	$0.37
Discontinued operations, net of tax	—	—	—	—

Net income	$0.33	$0.23	$0.56	$0.37

Diluted income per share:
Continuing operations	$0.33	$0.22	$0.56	$0.36
Discontinued operations, net of tax	—	—	—	—

Net income	$0.33	$0.22	$0.56	$0.36

Shares used in per share computations:
Basic	28,848	28,477	28,815	28,441

Diluted	29,233	29,224	29,207	29,153

Dividends per share	$0.32	$0.32	$0.32	$0.32

PRICESMART, INC.

CONSOLIDATED BALANCE SHEETS

(UNAUDITED - AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

	February 29, 2008	August 31, 2007
ASSETS
Current Assets:
Cash and cash equivalents	$25,912	$32,065
Short-term restricted cash	6,693	8,046
Receivables, net of allowance for doubtful accounts of $11 and $3 in 2008 and 2007, respectively	1,888	2,705
Merchandise inventories	109,301	95,979
Prepaid expenses and other current assets	16,510	15,777
Assets of discontinued operations	1,540	1,380

Total current assets	161,844	155,952
Long-term restricted cash	590	477
Notes receivable	2,040	2,086
Property and equipment, net	199,255	179,985
Goodwill	38,609	31,652
Deferred tax assets	20,194	19,535
Other assets	3,538	3,732
Investment in unconsolidated affiliate	—	2,000

Total Assets	$426,070	$395,419

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Short-term borrowings	$3,917	$3,301
Accounts payable	92,755	80,633
Accrued salaries and benefits	6,383	6,962
Deferred membership income	7,920	6,634
Income taxes payable	2,834	4,593
Accrued reserve for settlement of litigation, including fair market value of put agreement	8,358	5,500
Common stock subject to put agreement	16,988	—
Other accrued expenses	10,686	18,564
Dividend payable	9,391	4,678
Long-term debt, current portion	1,805	1,411
Liabilities of discontinued operations	119	151

Total current liabilities	161,156	132,427
Deferred tax liability	1,663	1,474
Deferred rent	1,895	1,977
Accrued closure costs	2,992	3,072
Long-term income taxes payable	6,504	—
Long-term debt, net of current portion	15,582	8,008

Total liabilities	189,792	146,958
Minority interest	269	3,145
Stockholders’ Equity:
Common stock, $0.0001 par value, 45,000,000 shares authorized; 30,210,255 and 29,815,435 shares issued and 29,691,311 and 29,339,211 shares outstanding (net of treasury shares), respectively	3	3
Additional paid-in capital	354,623	369,848
Tax benefit from stock-based compensation	4,830	3,970
Accumulated other comprehensive loss	(12,762)	(12,343)
Accumulated deficit	(99,268)	(106,087)
Less: treasury stock at cost; 518,944 shares and 476,224 shares as of February 29, 2008 and August 31, 2007, respectively	(11,417)	(10,075)

Total stockholders’ equity	236,009	245,316

Total Liabilities and Stockholders’ Equity	$426,070	$395,419